Exhibit 4.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

BY AND AMONG

BEACON HOLDING INC.,

GREEN EQUITY INVESTORS V, L.P.,

GREEN EQUITY INVESTORS SIDE V, L.P.,

BEACON COINVEST LLC AND

CVC BEACON LLC

SEPTEMBER 30, 2011

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STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of September 30, 2011, by and among BEACON HOLDING INC., a Delaware corporation (the “Company”), the investment funds listed on Schedule A hereto (together, with their Permitted Transferees, individually, respectively, “GEI V” and “GEI Side V” and “GEI Co-invest” and collectively, “LGP”) and the entity listed on Schedule B hereto (together, with its Permitted Transferees, “CVC” and CVC, together with LGP, the “Stockholders” and respectively, the “Stockholder Groups”).

R E C I T A L S

WHEREAS, the Company has entered into that certain Merger Agreement (the “Merger Agreement”), dated as of June 28, 2011, by and among BJ’s Wholesale Club, Inc., a Delaware corporation (“BJs”), the Company and Beacon Merger Sub Inc., a Delaware corporation (the “Transitory Subsidiary”), pursuant to which the Transitory Subsidiary will be merged with and into BJs (the “Merger”), with BJs being the surviving entity of the Merger and a wholly-owned subsidiary of the Company;

WHEREAS, the closing (the “Closing”) of the Merger is taking place on the date hereof (the “Closing Date”);

WHEREAS, as of the Closing, funds affiliated with CVC but not parties to this Agreement purchased shares of Class A Stock and Class B Stock (the “Holdings Common Stock”);

WHEREAS, immediately after the Closing, such funds contributed the Holdings Common Stock to CVC and as a result each Stockholder will hold the number of shares of Class A Stock and Class B Stock set forth opposite such Stockholder’s name on Schedule A and Schedule B hereto;

WHEREAS, this Agreement shall become effective upon the Closing; and

WHEREAS, the Stockholders and the Company desire to promote their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition and voting of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.

CORPORATE GOVERNANCE; INFORMATION RIGHTS

Section 1.01    Initial Board of Directors. The initial Board of Directors of the Company (the “Initial Board of Directors”) as of the Closing shall consist of the following directors and the parties hereto shall take all necessary action, in accordance with applicable law, to cause the following individuals to constitute the Initial Board of Directors:

Name of Director	Type of Director
Jonathan Sokoloff	Nominated by GEI V

Jonathan Seiffer	Nominated by GEI V

J. Kristofer Galashan	Nominated by GEI Side V

Christopher Stadler	Nominated by CVC

Cameron Breitner	Nominated by CVC

Ken Parent	Independent Director

Laura J. Sen	Chief Executive Officer of BJs

Each Director shall hold office until such Director’s death, disability, resignation or removal, or until such Director’s successor shall have been duly elected and qualified, in each case in accordance with the terms of Article I hereof and of the by-laws of the Company (the “By- Laws”). Each Stockholder hereby consents to the election of the nominees to such Initial Board of Directors as listed above, effective as of the Closing.

Section 1.02    Subsequent Board of Directors.

(a)    Nomination.

(i)    The parties hereto shall cause the By-Laws to provide, as of the Closing Date and from time to time, that the board of directors of the Company (the “Board”, and each director of the Board, a “Director”) shall consist of not less than one (1) and not more than eleven (11) Directors. The Stockholders and the Company agree that:

1)

in all events, each of CVC, on the one hand, and GEI V and GEI Side V, on the other hand, shall be entitled to nominate an equal number of Directors (the maximum number of directors each of CVC, on the one hand, and GEI V and GEI Side V, on the other hand, shall be entitled to nominate is three and the minimum number of directors GEI V shall be entitled to nominate is one); provided, that in the event that CVC, on the one hand, and GEI V and GEI Side V, on the other hand, have not nominated an equal number of Directors that are serving as directors of the Company, each Director nominated by the Stockholder Group nominating the greater number of Directors (as compared to the other Stockholder Group) (the “Over-Nominating Stockholder”) shall be entitled to cast one vote and each Director nominated by the Stockholder nominating the lesser number of Directors (as compared to the other Stockholder) (the “Under-Nominating Stockholder”) shall be entitled to cast a number of votes equal to the quotient obtained by dividing the number of Directors nominated by the Over-Nominating

Stockholder by the number of Directors nominated by the Under- Nominating Stockholder for so long as the Over-Nominating Stockholder has a greater number of nominees serving as Directors of the Company; and

2)

in all events, the Board may have one Director that is an executive officer of the Company (the “Non Sponsor Director) and one or more independent directors, in either case to be mutually agreed by unanimous vote of CVC, on the one hand, and GEI V and GEI Side V, on the other hand (the “Independent Directors”). Laura J. Sen, the Chief Executive Officer of BJs and the Company, shall be the initial Non-Sponsor Director and Ken Parent shall initially be an Independent Director. All Independent Directors and Non-Sponsor Directors may be removed at any time by mutual written agreement of CVC, on the one hand, and GEI V and GEI Side V, on the other hand.

(ii)    Except as set forth in Section 1.02(b), each committee of the Board shall have an equal number of members designated by mutual agreement of each of CVC, on the one hand, and GEI V and GEI Side V, on the other hand.

(b)    Alcohol Business Committee. The Company shall establish and maintain an Alcohol Business Committee of the Board consisting of three (3) members of the Board appointed by the Board; provided that until a Buyback Event has occurred, no CVC Director may be a member of the Alcohol Business Committee.

(c)     Voting Agreement. At any annual or special meeting, or pursuant to any action by written consent of the holder of Shares, each Stockholder agrees to vote all Shares owned or held of record by such holder to elect (or to execute such written consent consenting to the election of) the nominees designated pursuant to subsection (a) above.

(i)    Each Stockholder further agrees, at any annual or special meeting, or pursuant to any action by written consent of the holder of Shares, (A) in the event that a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) or delay in appointment of a Director designated by GEI V and GEI Side V pursuant to subsection (a) above (the “LGP Directors” and each, a “LGP Director”), to vote all Shares owned or held of record by it for the individual nominated to fill such vacancy by such Stockholder and (B) solely at the request of either such nominating Stockholder, to vote to remove any LGP Director, with or without cause.

(ii)    Each Stockholder further agrees, at any annual or special meeting, or pursuant to any action by written consent of the holders of Shares, (A) in the event that a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) or delay in appointment of a Director designated by CVC pursuant to subsection (a) above (the “CVC Directors” and each, a “CVC Director”), to vote all Shares owned or held of record by it for the individual nominated to fill such vacancy by CVC and (B) solely at the request of CVC, to vote to remove any CVC Director, with or without cause.

(iii)    The voting agreements contained in the preceding clauses (i) and (ii) are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

(d)    Non-Sponsor Director and Independent Directors; Vacancies Generally.

(i)    In the event that a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) or delay of the Non- Sponsor Director or an Independent Director, a successor may be nominated in accordance with Section 1.02(a)(i)(2).

(ii)    If any Stockholder entitled to do so fails at any time to nominate the maximum number of persons for election to the Board that such Stockholder is entitled to nominate pursuant to this Agreement, then each directorship in respect of which such Stockholder so failed to make a nomination will remain vacant until such vacancy is filled by a nominee selected by such Stockholder.

(e)    Governance Expense. Unless otherwise agreed by LGP and CVC, no Director shall receive any fees or other compensation for his or her service as a Director.

Section 1.03    Action by Board of Directors. The Company and the Stockholders shall each cause the following procedures to be followed by the Board:

(a)    Quorum. A quorum of the Board shall consist of a at least one-third (1/3) of the number of votes represented by the Directors then in office (a “Quorum”) but in all events shall include at least one LGP Director and one CVC Director. A Quorum must be present at Board meetings (whether in person or by telephone, videoconference or otherwise) to conduct business. A Quorum must exist at all times during any Board meeting, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid.

(b)    Voting. All actions of the Board shall require the affirmative vote of a majority of the number of votes represented by the Directors at any meeting at which a Quorum is present, or a majority of the members of a committee of the Board, to the extent such actions shall be lawfully delegated to such committee. Notwithstanding the foregoing sentence or any other provision of this Agreement to the contrary, the Stockholders and the Company agree that, in all events: (i) all actions of the Board shall require the approval of all of the LGP Directors and all of the CVC Directors present and (ii) the affirmative vote of all LGP Directors and all CVC Directors present shall be sufficient to constitute the approval of any matter put before the Board.

(c)    Action without Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a consent or consents in writing shall evidence a majority of the number of votes represented by the Directors, provided that at least one LGP Director and one CVC Director consent thereto, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 1.04    Confidentiality.

(a)    Each holder of Shares agrees and acknowledges that the Directors designated by the Stockholders may share confidential, non-public information about the Company and any of its Subsidiaries with any of the Stockholders.

(b)    No holder of Shares (collectively, the “Confidential Investors”) shall disclose any information relating to the Company or any Subsidiary (the “Confidential Information”) without the prior written consent of the Board; provided that (i) Confidential Information may be disclosed if required by applicable law, regulation, legal process or any stock exchange or other self-regulatory organization (subject to the provisions of clause (c) below) and (ii) each Confidential Investor may disclose Confidential Information to its, and its Affiliates’, partners, members, advisors, employees, agents, accountants, attorneys and Affiliates and representatives thereof that are actively engaged in the monitoring or oversight of such Confidential Investor’s investment in the Company and its Subsidiaries (collectively, the “Representatives”), so long as (x) such Representatives agree to keep such information confidential (or the Confidential Investor directs such Representative to keep such information confidential, in which case such Confidential Investors shall be liable for any failure on the part of its Representatives to so keep such information confidential), and to limit their use of such information to the use and monitoring of such Confidential Investor’s investment in the Company and its Subsidiaries; provided that such Representatives shall be entitled to report summary financial data to the current or prospective limited partners, members or other investors of a Stockholder, and (y) the sharing of such Confidential Information with such Representatives does not violate any applicable law or regulation. The term “Confidential Information” does not include information that (A) is or has become generally available to the public other than as a result of a direct or indirect disclosure by a Confidential Investor or any of its representatives in breach of the provisions hereof or (B) was within the possession of a Confidential Investor or any of its representatives from a source other than the Company prior to its being furnished to such Confidential Investor by or on behalf of the Company; provided, that in the case of (B) above, the source of such information was not known by such Confidential Investor to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.

(c)    In the event that any Confidential Investor is required by applicable law, regulation, legal process or any stock exchange or other self-regulatory organization, to disclose any of the Confidential Information, such Confidential Investor shall promptly notify the Company in writing so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent any Confidential Investor from honoring a subpoena (or governmental order) that seeks discovery of the Confidential Information if (A) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Confidential Information has been denied or is not made; provided, however, that such Confidential Investor shall disclose only that portion of the Confidential Information which such Confidential Investor’s legal counsel advises is required and that it exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (B) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena (or governmental order). In no event will any Confidential Investor or any of its representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The Company shall promptly reimburse the Confidential Investor for any reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with any action that the Confidential Investor may be required to take, or is requested by the Company to take, under this Section 1.04.

Section 1.05    Information Rights.

(a)    The Company will furnish CVC, GEI V and GEI Side V, so long as each such Stockholder holds Shares, with the following information:

(i)    As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its Subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

(ii)    As soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail.

(iii)    As soon as available, and in any event within 30 days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the consolidated statements of income, cash flows and changes in stockholders’ equity for such month and the portion of the fiscal year then ended of the Company and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail.

(iv)     To the extent permitted by, and not inconsistent with, applicable law, regularly reported financial information (e.g. comparable store sales figures) and such other information as CVC, GEI V or GEI Side V may reasonably request or any other information that is delivered by the Company or the Board to either CVC, GEI V or GEI Side V.

(b)    Upon the request of CVC, GEI V or GEI Side V, so long as such Stockholder holds Shares, such Stockholder and any representatives of such Stockholder shall have (i) reasonable access (at reasonable times and upon reasonable notice) to all executive officers and accountants of the Company and its Subsidiaries and (ii) reasonable access (at reasonable times and upon reasonable notice) to all premises, properties, books, records (including tax records), contracts, financial and operating data and information and documents pertaining to the Company and its Subsidiaries and shall be entitled to make copies of such books, records, contracts, data, information and documents as such Stockholder or its representatives may reasonably request.

Section 1.06    Stockholder Consent. Notwithstanding any action taken by the Board, the affirmative vote of each of CVC, GEI V and GEI Side V so long as each such Stockholder holds Shares, shall be required for each of the following matters:

(a)    Any determination of the Company pursuant to Sections 3.01(c)(i), 8.01 and 9.16;

(b)    Adoption or amendment of any equity based incentive plan;

(c)    Any incurrence of indebtedness, assumption of indebtedness or guarantee of indebtedness;

(d)    Any acquisition, merger or similar transaction;

(e)    Any dividend, redemption or repurchase of equity interests (other than from any holder of Equity Interests of the Company in accordance with any agreement related to such Equity Interests entered into by the Company), or distribution of assets by the Company (the parties acknowledge that they have no current intention to declare dividends on Class B Stock);

(f)    Any issuance of equity interests of the Company except as provided in Section 3.01;

(g)    Any naming, hiring or terminating of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or the Chief Operating Officer of the Company or any of its Subsidiaries;

(h)    Any amendment of the Organizational Documents of the Company or its Subsidiaries;

(i)    Any Affiliate Transactions with a Stockholder by the Company or any Subsidiary;

(j)    Any winding up, dissolution, liquidation or bankruptcy filing of the Company or any of its Subsidiaries;

(k)    Any change of auditors of the Company;

(l)    Any entry by the Company or any Subsidiary into a new line of business outside of the business of owning and operating warehouse clubs; and

(m)    The inception, defense or settlement of any material claim (other than in the ordinary course of business), litigation or governmental investigation.

ARTICLE II.

TRANSFER OF STOCK

Section 2.01    Resale of Securities.

(a)    No Stockholder shall Transfer any Shares other than in accordance with the provisions of this Article II. Any Transfer or purported Transfer made in violation of this Article II or any pledge or encumbrance that is not included in the definition of “Transfer” shall be null and void and of no effect, and the Company will not recognize on its books and records or give effect to such Transfer.

(b)    Notwithstanding any other provision of this Agreement to the contrary, no Stockholder shall Transfer any Shares other than pursuant to (i) Section 2.01(c), (ii) Section 2.03, (iii) Article III or (iv) Section 4.01.

(c)    A Stockholder may Transfer its Shares to a Permitted Transferee of such Stockholder; provided that each Permitted Transferee of any Stockholder to which Shares are Transferred shall, and such Stockholder shall cause such Permitted Transferee to, Transfer back to such Stockholder (or to another Permitted Transferee of such Stockholder) any Shares it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Stockholder.

(d)    In addition, and without limitation to Section 2.07 of this Agreement, no Stockholder shall be entitled to Transfer its Shares at any time if such Transfer would:

(i)    violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares; or

(ii)    cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time.

Section 2.02    Subscription Right.

(a)    If at any time after the date hereof, the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible or exercisable into or exchangeable for equity securities) of the Company to any Person, except for issuances (1) to any director, employee, or consultant of or to the Company or any of its Subsidiaries pursuant to an equity-incentive plan approved by the Board, (2) pursuant to a stock split, subdivision, or similar transaction or dividend applicable to the outstanding equity interests of the Company as a dividend or share split of any equity interests then outstanding, (3) pursuant to an Initial Public Offering, (4) to lenders in connection with the incurrence of indebtedness or (5) as full or partial consideration in, or otherwise in connection with, any merger, acquisition or joint venture with another business enterprise, then, the Company shall:

(i)    give written notice setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and dividend rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as each Stockholder may reasonably request in order to evaluate the proposed issuance; and

(ii)    offer to issue to each Stockholder a portion of the Proposed Securities equal to the total number of the Proposed Securities multiplied by a fraction, the numerator of which shall be the number of shares of Class A Stock then owned by such Stockholder and the denominator of which shall be the aggregate number of outstanding shares of Class A Stock (or, to the extent permitted by any other agreement of holders of Equity Securities, vested options to purchase shares of Class A Stock) (the “Subscription Right”).

(b)    Each Stockholder must exercise its Subscription Right hereunder within ten (10) Business Days after receipt of such notice from the Company and such Subscription Right may be exercised with respect to any amount of the Proposed Securities available for purchase by such Stockholder. The closing of any such sale shall not occur less than ten (10) Business Days following the receipt by the Company of the last notice by a holder of Shares exercising such Subscription Right. At the Closing, the Company shall issue the certificates evidencing the Shares to be conveyed to each holder of Shares that exercised such Subscription Right, duly endorsed and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer reasonably acceptable to such holder of Shares.

(c)    Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Stockholders have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Stockholders. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Stockholders pursuant to this Section 2.04.

(d)    The election by a Stockholder not to exercise its Subscription Rights under this Section 2.02 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed offer or reoffer. Any sale of such securities by the Company without first giving the Stockholders the rights described in this Section 2.02 shall be void and of no force or effect.

Section 2.03    Stockholder Exit Right.

(a)    Following the sixth anniversary of the date hereof, a Stockholder shall have the right, by delivery of a written notice to the Company (an “Exit Notice”), to demand that the Company consummate a sale of the Company to any Person other than any Stockholder or any Affiliate of any Stockholder pursuant to a sale process (a “Demand Sale”). The Company shall promptly pursue a Demand Sale after receiving an Exit Notice (including appointing investment banking and legal advisors which are reasonably acceptable to each Stockholder).

(b)    If the Company complies with an Exit Notice through a Demand Sale, the sale of the Company may take the form of a stock sale, asset sale, merger or any other form whatsoever, to be determined by the Company; provided, that the Demand Sale shall be structured in a way to sell all of the Shares or, in the case of an asset sale, sell all or substantially all of the assets of the Company and distribute the proceeds to the Stockholders. For the avoidance of doubt, in any Demand Sale pursuant to this Section 2.03, each Stockholder shall be entitled to the same pro rata portion of the total consideration as such holder’s pro rata ownership of the outstanding shares of Class A Stock.

(c)    The Stockholders agree to cooperate in good faith and to use their respective commercially reasonable efforts to, and instruct their Director designees to expeditiously assist with, the Demand Sale, including by (i) agreeing not to exercise any rights of appraisal which may be available in connection with such Demand Sale, (ii) consenting to and raising no objections to such Demand Sale, (iii) executing any Share purchase agreement, merger agreement or other agreement customary and necessary with respect to such Demand Sale, and (iv) voting all of its Shares in favor of the transaction relating to such Demand Sale and against any alternative transaction; provided that (X) the terms of such agreements shall apply equally to all Stockholders; (Y) such agreements may require the Stockholders (and any investment funds which hold equity interests in a Stockholder) to refrain post-closing for up to five years from competing with the Company and its Subsidiaries in the paid membership warehouse club business in the United States and (Z) except as in accordance with Section 2.03(d), such agreements shall not permit recourse to the Stockholders.

(d)    In connection with a Demand Sale, to the extent that the Stockholders are to provide any indemnification or otherwise assume any other post-closing liabilities, the Stockholders shall do so severally and not jointly (and on a pro rata basis in accordance with the proceeds to be received by such Stockholder), other than with respect to any individual representation made by the Stockholders (which such individual representations shall be limited to capacity, ownership of the Shares to be sold by it (including its ability to convey title free and clear of all liens, encumbrances, adverse claims or similar restrictions), no conflicts with agreements to which it is a party, no conflicts with law, authority and enforceability on its part) and in no event will the Stockholders’ respective potential liability thereunder exceed the proceeds received by such Stockholder.

Section 2.04    Transfers and Counterparties to the Agreement. In each case of a Transfer by a Stockholder to a Permitted Transferee and in any other case necessitated by future amendments to this Agreement, a Transfer of any Shares by any Stockholder pursuant to this Agreement shall not become effective unless and until the Transferee (unless already a party to this Agreement) executes and delivers to the Company a counterpart to this Agreement.

Section 2.05    Transaction Expenses. Except as otherwise set forth in Section 9.16, each Stockholder shall bear its pro-rata share of the costs and expenses of any transaction in which it sells Shares (based upon the net proceeds received by such Stockholder in such transaction) to the extent such costs are incurred for the benefit of all holders of Shares and are not otherwise paid by the Company or the acquiring party.

Section 2.06    Legends. Each certificate (if certificated) evidencing the Shares acquired by the Stockholders will bear the following legends reflecting the restrictions on the Transfer of such securities contained in this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXCHANGED UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, HYPOTHECATION OR OTHER DISPOSITION OR EXCHANGE COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 30, 2011, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND THE STOCKHOLDERS PARTY THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND ANY TRANSFER IN VIOLATION OF SUCH STOCKHOLDERS AGREEMENT SHALL BE NULL AND VOID.”

Section 2.07    Regulatory Matters. No Stockholder shall Transfer any equity interests in the Company prior to receipt of all regulatory or legal approvals that, based on advice of counsel, are required for such Transfer. To the extent that any regulatory or legal filings are so required in connection with such proposed Transfer, the Company shall cooperate and use its commercially reasonable efforts to obtain or, if applicable, assist such Stockholders in obtaining, such approvals. For the avoidance of doubt, commercially reasonable efforts of the Company under this Section 2.07 shall include the payment by the Company of reasonable fees and expenses of the Company or its subsidiaries related to such regulatory or legal filings.

ARTICLE III.

REGISTRATION RIGHTS.

Section 3.01    Requested Registration.

(a)    Initial Public Offering. Following the fourth anniversary of the Closing Date, a Stockholder (an “Initiating Investor”) may elect to cause an Initial Public Offering. If an Initiating Investor elects to cause such an Initial Public Offering, the Initiating

Investor shall provide notice to the Company and the other Stockholder of its election to cause an Initial Public Offering, and as part of such notice the Initiating Investor will notify the Company and the other Stockholder of whether it intends to include any of the Registrable Securities held by such Initiating Investor in such Initial Public Offering and the Company will, as soon as practicable, use its commercially reasonable efforts to effect such Registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all of the Equity Securities of the Company and, in the event that such Initiating Investor intends to include all or a part of the Registrable Securities held by such Initiating Investor in such Initial Public Offering, all or such portion of such Registrable Securities of the Initiating Investor as are specified in such request, together with, solely if the Initiating Investor has elected to include all or a part of the Registrable Securities held by such Initiating Investor in such Initial Public Offering, all or such portion of the Registrable Securities of the other Stockholder joining in such request as are specified in a written request of such other Stockholder received by the Company within fifteen (15) Business Days after written notice from the Initiating Investor is given to such other Stockholder pursuant to this sentence.

(b)    Request for Registration.

(i)    Following the occurrence of an Initial Public Offering, subject to Section 3.08, an Initiating Investor may elect to cause the Company to effect a Registration with respect to all or a part of the Registrable Securities held by such Initiating Investor on Form S-1 (or any successor form) in an amount greater than $25 million dollars (an “S-1 Demand”). In the event such Initiating Investor provides notice to the Company of its election to cause an S-1 Demand, the Company will (A) promptly give written notice of the proposed Registration to the other Stockholder; and (B) as soon as practicable, use its commercially reasonable efforts to effect such Registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities of the Initiating Investor as are specified in such request, together with all or such portion of the Registrable Securities of the other Stockholder joining in such request as are specified in a written request of such other Stockholder received by the Company within fifteen (15) Business Days after written notice from the Company is given under Section 3.01(b)(i)(A) above.

(ii)    If the Company shall receive from an Initiating Investor, at any time after the Company is eligible to register Registrable Securities on Form S-3, a written request that the Company effect a Registration with respect to all or a part of the Registrable Securities held by such Initiating Investor on Form S-3 in an amount greater than five million dollars ($5,000,000), the Company will (A) promptly give written notice of the proposed Registration to the other Stockholder, and (B) as soon as practicable, use its commercially reasonable efforts to effect such Registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities of the Initiating Investor as are specified in such request, together with all or such portion of the Registrable Securities of the other Stockholder joining in such request as are specified in a written request of the other Stockholder received by the Company within fifteen (15) Business Days after written notice from the Company is given under Section 3.01(b)(ii)(A) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 3.01(b)(ii) after the Company has effected three (3) such Registrations requested by such Initiating Investor pursuant to this Section 3.01(b)(ii) during the previous twelve (12) month period.

(iii)    If the Registration pursuant to Section 3.01(b)(ii) is for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provisions) (a “Shelf Registration”), the Company shall use reasonable best efforts to maintain continuously in effect, supplement and amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act, until there are no remaining Registrable Securities;

(iv)    If at any time, the Shelf Registration ceases to be effective, the Company shall file, not later than 30 days after such prior Shelf Registration ceased to be effective, and use its reasonable best efforts to cause to become effective a new Shelf Registration as soon as practicable. If, after any Shelf Registration has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, the Company shall use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the Shelf Registration or of any order preventing or suspending the use of any prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

(c)    Underwriting.

(i)    If an Initiating Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 3.01(a) or Section 3.01(b) or prior to the takedown of any Registrable Securities registered pursuant to Section 3.01(b)(ii) and in each case the Company shall have the right to select the managing underwriter or underwriters to administer the Registration; provided that such managing underwriter or underwriters shall be reasonably acceptable to each Stockholder participating in such Registration if both Stockholders are participating in such Registration, or solely to the Stockholder participating in such Registration if the other Stockholder is not participating in such Registration. For the avoidance of doubt, the Board shall have the right to select the managing underwriter or underwriters to administer the Registration in an Initial Public Offering.

(ii)    If the Stockholder that is not an Initiating Investor requests inclusion of Registrable Securities in any Registration or underwriting contemplated by Section 3.01(a) or Section 3.01(b), the Initiating Investor may condition such offer on such other Stockholder’s acceptance of the further applicable provisions of this Article III. The Initiating Investor whose Registrable Securities are to be included in such Registration shall (together with the other Stockholder proposing to distribute its Registrable Securities through such underwriting) complete and execute all questionnaires, indemnities, powers of attorney and other documents required for such underwriting and enter into an underwriting agreement in customary form, with the representative of the underwriter or underwriters selected for such underwriting.

(iii)    Notwithstanding any other provision of this Section 3.01, if, in any Registration contemplated by Section 3.01(a) or Section 3.01(b), the managing underwriter advises the Company and the Stockholders in writing that marketing factors require a limitation on the number of Registrable Securities to be underwritten, the number of Registrable Securities included in the Registration by the Initiating Investor and the other Stockholder shall in each case be reduced on a pro rata basis (based on the number of Registrable Securities proposed to be included in such Registration), by such minimum number of Registrable Securities as is necessary to comply with such request. For the avoidance of doubt, none of the Equity Securities being Registered by the Company for its own account in an Initial Public Offering pursuant to Section 3.01(a) shall be excluded. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration. If the other Stockholder who has requested inclusion in such Registration as provided above disapproves of the terms of the underwriting (including the terms of any indemnification required of such other Stockholder in the underwriting agreement related to such Registration), such Person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Investor. The securities so withdrawn shall also be withdrawn from Registration.

Section 3.02    Company Registration.

(a)    Following the consummation of an Initial Public Offering, if the Company shall determine to Register any of its Equity Securities either for its own account (other than a Registration (x) relating solely to employee stock or benefit plans, (y) relating solely to a Commission Rule 145 transaction, or (z) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) or for the account of other holders of Equity Securities of the Company or to sell registered securities from a Shelf Registration in an underwritten offering, the Company will:

(i)    promptly give to each Stockholder a written notice thereof;

(ii)    promptly give to each Stockholder a written notice of any underwriting of a shelf takedown; and

(iii)    include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Stockholders within fifteen (15) days after receipt of the last written notice from the Company described in clause (i) above; provided that in the case of a shelf takedown such request shall be made in time to be included in the shelf takedown. Such written request may specify all or a part of the Stockholder’s Registrable Securities.

(b)    Underwriting.

(i)    If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 3.02(a)(i). In such event, the right of each Stockholder to include its Registrable Securities in such Registration pursuant to this Section 3.02 shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. Each Stockholder whose Registrable Securities are to be included in such Registration shall (together with the Company) agrees to sell such Stockholder’s Registrable Securities on the basis provided in any customary underwriting arrangements approved by the Company and complete and execute all customary questionnaires, power of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company.

(ii)    Notwithstanding any other provision of this Section 3.02, if the representative of the underwriter or underwriters determines that marketing factors require a limitation on the number of Registrable Securities to be underwritten, the representative may (subject to the allocation priority set forth below) exclude from such Registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all Stockholders requesting Registration, and the number of Registrable Securities that may be included in the Registration and underwriting by each of the Stockholders shall be reduced, on a pro rata basis (based on the number of Registrable Securities proposed to be in included in such Registration), by such minimum number of shares as is necessary to comply with such limitation. For the avoidance of doubt, none of the Equity Securities being Registered by the Company for its own account shall be excluded. If any of the Stockholders disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

Section 3.03    Company Control. The Stockholders shall not be permitted to sell any securities pursuant to Section 3.01 or 3.02 at any time that the Board determines in good faith that it would be materially detrimental to the Company or its stockholders for sales of securities to be made; provided that all Stockholders shall be treated consistently in connection with each such determination; and provided further, that the Company shall promptly notify each

Stockholder in writing of any such action and provided further, that any such delay may not last more than sixty (60) days and such delays may not be in effect more than one hundred and twenty (120) days during any three hundred and sixty-five (365) day period.

Section 3.04    Expenses of Registration; Cooperation.

(a)    All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Article III shall be borne by the Company, except that the costs and expenses of more than one special counsel to any Stockholder shall be borne by such Stockholder.

(b)    The Company and its Subsidiaries and their respective directors and officers shall cooperate with the Stockholders (including, but not limited to, participation in any “road-show” or similar equity marketing meetings and the preparation of the materials related thereto) and use their commercially reasonable efforts to consummate such Registration in a timely manner.

Section 3.05    Registration Procedures. In the case of each Registration effected by the Company pursuant to this Article III, the Company will keep the Stockholders, as applicable, advised in writing as to the initiation of each Registration and as to the completion thereof. At its expense, the Company will, subject to the terms of this Article III:

(a)    keep such Registration that has become effective continuously current and effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the earlier of (x) the expiration of the Required Period and (y) the date on which all Registrable Securities covered by such Registration (i) have been disposed of pursuant to such Registration or (ii) cease to be Registrable Securities. In the event of any stop order, injunction or other similar order or requirement of the Commission or any other governmental or regulatory authority relating to any Registration, the Required Period for such Registration will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect. No request for Registration for purposes of Section 3.01(a) or (b) shall be deemed to have been effected while (x) such Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory authority or (y) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Initiating Investor.

(b)    furnish such number of prospectuses, offer documents and other documents incident thereto as each of the Stockholders, as applicable, from time to time may reasonably request;

(c)    notify each Stockholder of Registrable Securities covered by such Registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act or other applicable law of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d)    furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion and negative assurance letter, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Stockholders participating in such Registration, addressed to the underwriters, if any, and to the Stockholders participating in such Registration and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Stockholders participating in such Registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Stockholders participating in such Registration;

(e)    before filing any registration statement, prospectus, offer document and other documents incident or any amendments or supplements thereto, the Company shall furnish to and afford each Stockholder covered by such document, and its advisors, and the managing underwriters, if any, a reasonable opportunity to review and comment on copies of all such documents (including copies of all exhibits thereto) proposed to be filed;

(f)    make available upon reasonable advance notice for inspection by any Stockholder of such Registrable Securities, any underwriter participating in any such distribution and any attorney, accountant or other professional retained by any such Stockholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to conduct a “reasonable” investigation for purposes of Section 11(a) of the Securities Act and other applicable antifraud and securities laws and cause the Company’s officers, directors and employees to make available for inspection all information reasonably requested by such Stockholders in connection with such Offer Document;

(g)    use its commercially reasonable efforts to cause all Registrable Securities covered by a Registration to be listed or qualified for trading on any stock exchange or quotation service on which the Company’s outstanding Shares are listed or qualified for trading;

(h)    cooperate with each Stockholder and the managing underwriter, if any, participating in the disposition of such Registrable Securities in connection with any filings required to be made with the Financial Industry Regulatory Authority or any other analogous regulation; and

(i)    use its commercially reasonable efforts to take all other steps reasonably necessary to effect the Registration, qualification, offering and sale of the Registrable Securities covered by a Registration contemplated hereby and enter into any other customary agreements and take such other actions, including participation in “roadshows”, as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

Section 3.06    Indemnification.

(a)    To the extent permitted by law, the Company will indemnify each of the Stockholders, as applicable, each of its officers, directors and partners, and each Person controlling each of the Stockholders, with respect to each Registration which has been effected pursuant to this Article III, and each underwriter for such Stockholders, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following (each, a “Violation”): (x) any untrue statement (or alleged untrue statement) of a material fact contained in any marketing materials, prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (y) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and will reimburse each of the Stockholders, each of its officers, directors and partners, and each Person controlling each of the Stockholders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to any Stockholder, underwriter or controlling person to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon information furnished to the Company by the Stockholder, underwriter or controlling person seeking to be indemnified, where such information is specifically provided in writing for use in such prospectus, offering circular or other document.

(b)    Each of the Stockholders will, if Registrable Securities held by it are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, each other Stockholder and each of their officers, directors, and partners, and each person controlling such other Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other offering document made in writing by such Stockholder for the express purpose of inclusion in such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Stockholder therein not misleading, and will reimburse the Company and such Other Stockholder, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Stockholder and stated to be specifically for use therein; provided, however, that the obligations of each of the Stockholders hereunder shall be limited to an amount equal to the net proceeds to such Stockholder of securities sold in such offering as contemplated herein.

(c)    Each party entitled to indemnification under this Section 3.06 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III except to the extent the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d)    If the indemnification provided for in this Section 3.06 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

Section 3.07    Information by the Stockholders. Each of the Stockholders holding securities included in any Registration shall furnish to the Company such information regarding such Stockholder and the distribution proposed by such Stockholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Article III.

Section 3.08    “Market Stand-off” Agreement.

(a)    Each of the Stockholders agrees not to sell or otherwise Transfer or dispose of any Registrable Securities held by such Stockholder, if requested by the Company and an underwriter of Equity Securities of the Company, for a period not longer than the one hundred and eighty (180) day period following the consummation of a Registration; provided that if such offering includes a primary underwritten offering by the Company, all directors and substantially all officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, the Stockholders shall only be required to enter into such agreements if such Stockholder is selling shares in connection with such offering. Any waiver provided by the Company or an underwriter of Equity Securities of the Company with respect to the obligations set forth in the immediately preceding sentence shall apply to the other Stockholder on a pro rata basis (based on the number of Registrable Securities proposed to be sold by the Stockholders in such Registration).

(b)    If requested by the underwriters, the Stockholders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 3.08 shall be binding upon any Transferee who acquires Registrable Securities.

Section 3.09    Transfer of Registration Rights. The registration rights set forth in this Article III may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), provided that such rights of assignment will in no event be deemed to enlarge, alter or otherwise expand the rights of any Stockholder set forth in Section 3.01 or Section 3.02.

Section 3.10    Termination. The registration rights set forth in this Article III shall not be available to any Stockholder if all of the Registrable Securities held by such Stockholder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

ARTICLE IV.

CVC CLASS B STOCK.

Section 4.01    Transfer to the Company.

(a)    CVC hereby transfers to the Company, and the Company hereby accepts from CVC, all shares of Class B Stock held by CVC on the date hereof.

(b)    If at any time after the date hereof, other than following a Buyback Event, CVC holds or acquires any shares of Class B Stock (the “CVC Class B Stock”), including in accordance with Section 2.02, it shall transfer to the Company, and the Company shall accept from CVC, all such shares pursuant to subsection (c) below.

(c)    The closing of each such transfer (other than the transfer effected pursuant to Section 4.01(a), which shall take place simultaneously with the execution of this Agreement) shall take place at the principal place of business of the Company on such date as may be mutually agreed by CVC and the Company, but in no event later than the 30th day (or if such 30th day is not a Business Day, then on the next succeeding Business Day) following CVC’s receipt of the CVC Class B Stock (or, if the consent, approval or other action (or inaction) of any governmental authority is required to consummate such transfer, then in no event later than the 15th day following the date on which any such consent, approval or other action (or inaction) is obtained). At the closing, CVC shall deliver to the Company a certificate or certificates, if any, evidencing the shares of CVC Class B Stock to be transferred, duly endorsed for transfer to such party, along with an appropriate stock power or stock powers duly endorsed in blank and together with a certificate, in form and substance reasonably satisfactory to the Company, pursuant to which CVC shall represent and warrant to the Company that CVC is duly authorized and empowered to so transfer such shares of CVC Class B Stock and that the Company is receiving good and marketable title to such shares, free and clear of all Liens (other than restrictions contained herein or imposed by applicable securities laws).

(d)    Except as provided in Section 4.02 below, the Company shall not Transfer any shares of the CVC Class B Stock.

Section 4.02    Sale to CVC.

(a)    Upon the occurrence of a Buyback Event, CVC shall purchase from the Company, and the Company shall sell to CVC, all shares of CVC Class B Stock then held by the Company pursuant to subsection (c) below.

(b)    The closing of such sale and purchase shall take place at the principal place of business of the Company on such date as may be mutually agreed by CVC and the Company, but in no event later than the time of the Buyback Event, as applicable, and no earlier than the 5th day before the date on which the Buyback Event is anticipated to occur. At the closing, (i) the Company shall deliver to CVC a certificate or certificates, if any, evidencing the shares of CVC Class B Stock to be purchased, duly endorsed for transfer to such party, along with an appropriate stock power or stock powers duly endorsed in blank and together with a certificate, in form and substance reasonably satisfactory to CVC, pursuant to which the Company shall represent and warrant to CVC that the Company is duly authorized and empowered to so sell such shares of CVC Class B Stock and that CVC is receiving good and marketable title to such shares, free and clear of all Liens (other than restrictions contained herein or imposed by applicable securities laws), and (ii) upon receipt thereof, CVC shall deliver the purchase price for such shares of CVC Class B Stock. The purchase price for the CVC Class B Stock shall be the aggregate amount of $1.00.

(c)    If a purchase and sale occurs pursuant to this Section in anticipation of a Buyback Event, and the Buyback Event does not occur, the purchase and sale shall be immediately rescinded with effect from the date on which it occurred.

ARTICLE V.

TERMINATION.

Section 5.01    Initial Public Offering. Section 1.02(a), Section 1.02(c), Section 1.02(d), Section 1.03, Section 1.06, Article II and, solely to the extent the Buyback Event and the closing of CVC’s purchase of the CVC Class B Stock pursuant to Section 4.02 has occurred, Article IV of this Agreement, shall automatically terminate upon the consummation of an Initial Public Offering.

Section 5.02    Voluntary Termination. This Agreement shall terminate automatically upon the consummation of a Demand Sale or otherwise with the written consent of each Stockholder.

ARTICLE VI.

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 6.01    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Stockholder and to the Company that on the date hereof:

(a)    Existence; Authority; Enforceability. Such Stockholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Stockholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)    Absence of Conflicts. The execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Stockholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Stockholder is a party or by which such Stockholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Stockholder.

(c)    Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Stockholder in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 6.02    Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that on the date hereof:

(a)    Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)    Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its Subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its Subsidiaries.

(c)    Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its Subsidiaries in connection with (a) the execution, delivery or performance of this Agreement and the issuance of the Shares issued on the date hereof or (b) the consummation of any of the transactions contemplated herein.

Section 6.03    Entitlement of the Company and the Stockholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the Stockholders in connection with the entering into of this Agreement.

ARTICLE VII.

INTERPRETATION OF THIS AGREEMENT.

Section 7.01    Defined Terms. As used in this Agreement, the following terms have the respective meaning set forth below:

(a)    “Affiliate” shall mean any Person, directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b)    “Affiliate Transactions” shall mean any transaction or a series of related transactions on behalf of the Company or its Subsidiaries, on the one hand, and any Stockholder or any of its Affiliates, on the other hand (other than any management rights, management services or similar agreement entered into between the Stockholders and the Company on or prior to the Closing Date).

(c)    “Agreement” shall have the meaning set forth in the preamble.

(d)    “Alcohol Business” shall mean the business of purchasing, importing and selling alcoholic beverages by the Company and/or any Subsidiary, and any and all assets and liabilities allocated thereto pursuant to the Company’s certificate of incorporation.

(e)    “Applicable Ownership Percentages” shall have the meaning set forth in Section 9.16.

(f)    “BJs” shall have the meaning set forth in the recitals.

(g)    “Board” shall have the meaning set forth in Section 1.02.

(h)    “Business” shall have the meaning set forth in Section 1.06(i).

(i)    “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York are required or authorized to be closed for the transaction of normal banking business

(j)    “Buyback Event” shall mean the occurrence of any of the following:

(i)    One day following a determination by CVC that there is no longer any regulatory impediment to CVC owning shares of Class B Stock;

(ii)    The effective date of a Demand Sale or any other sale of the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

(iii)    The effective date of any dissolution or liquidation of the Company;

(iv)    The effective date of any sale, disposition or discontinuance of the Alcohol Business;

(v)    The effective date of an Initial Public Offering, solely to the extent there is no legal impediment to CVC owning shares of Class B Stock and there is no Violation of Law therefrom; or

(vii)    A determination by the Board that there has been a Change in Circumstances.

(k)    “By-Laws” shall have the meaning set forth in Section 1.01.

(l)    “Change in Circumstances” shall be the date that is the earlier of either:

(i)    30 days after the date on which the Company is found to be in Violation of Law provided that the Company continues to be in Violation of Law, and

(ii)    the day the Company either is (i) assessed a fine in excess of $100,000 in the aggregate by any governmental entity for a final non-appealable Violation of Law, or (ii) is prohibited or is materially restricted from operating the Alcohol Business due to a final non-appealable Violation of Law.

(m)    “Closing” shall have the meaning set forth in the recitals.

(n)    “Closing Date” shall have the meaning set forth in the recitals

(o)    “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(p)    “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(q)    “Company” shall have the meaning set forth in the preamble.

(r)    “Confidential Information” shall have the meaning set forth in Section 1.05.

(s)    “Confidential Investors” shall have the meaning set forth in Section 1.05.

(t)    “CVC” shall have the meaning set forth in the preamble.

(u)    “CVC Directors” shall have the meaning set forth in Section 1.02(c).

(v)    “CVC Fund Indemnitors” shall have the meaning set forth in Section 9.17(b).

(w)    “CVC Indemnitees” shall have the meaning set forth in Section 9.17(b).

(x)    “CVC Class B Stock” shall have the meaning set forth in Section 4.01(b).

(y)    “Demand Sale” shall have the meaning set forth in Section 2.03.

(z)    “Director” shall have the meaning set forth in Section 1.02.

(aa)    “Equity Securities” shall mean (a) any Shares, preferred stock or other capital stock of the Company or any Subsidiary, as the case may be, (b) any security convertible, or exchangeable, with or without consideration, into any Shares or other capital stock of the Company or any Subsidiary, as the case may be (including any option, warrant or other right to subscribe for or purchase such a convertible security), (c) any security carrying or linked to any option, warrant or other right to subscribe for or purchase any Shares or other capital stock of the Company or any Subsidiary or (d) any such option, warrant or other right. All references to Equity Securities held by any Stockholder includes Equity Securities now owned or hereafter acquired (whether or not now authorized, issued or outstanding).

(bb)    “Exit Notice” shall have the meaning set forth in Section 2.03.

(cc)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(dd)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(ee)    “Class A Stock” shall mean the shares of the Company’s common stock designated as Class A Common Stock, par value $.01 per share.

(ff)    “Holding Company” shall have the meaning set forth in Section 7.1(ooo).

(gg)    “Indemnified Party” shall have the meaning set forth in Section 3.06.

(hh)    “Indemnifying Party” shall have the meaning set forth in Section 3.06.

(ii)    “Initial Board of Directors” shall have the meaning set forth in Section 1.01.

(jj)    “Initial Public Offering” shall mean an underwritten public offering of Shares in an amount equal to or greater than one hundred and twenty-five million ($125,000,000) pursuant to a registration statement on Form S-1 filed with the Securities Exchange Commission where such Shares will be listed on the New York Stock Exchange or the NASDAQ Global Market.

(kk)    “Initiating Investor” shall mean CVC and LGP, in its capacity as an initiator of a Registration of Registrable Securities in accordance with Section 3.01(a) and 3.01(b).

(ll)    “LGP” shall have the meaning set forth in the preamble.

(mm)    “LGP Directors” shall have the meaning set forth in Section 1.02(c).

(nn)    “LGP Fund Indemnitors” shall have the meaning set forth in Section 9.17(a).

(oo)    “LGP Indemnitees” shall have the meaning set forth in Section 9.17(a).

(pp)    “Class B Stock” shall mean the shares of the Company’s common stock designated as Class B Common Stock, par value $.01 per share.

(qq)    “Lien” shall mean, with respect to any property (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, conditional sales agreement, title retention agreement, lease, security interest, easement, right of way, title defect, restriction, encumbrance, or any claim of any kind with respect to such property.

(rr)    “Liquid Securities” shall mean securities which are traded or quoted on one or more national securities exchanges (within the meaning of the Exchange Act) or the NASDAQ Global Market or on a comparable securities market or exchange existing now or in the future, together with such registration or other rights as may be necessary to permit the recipient thereof to freely Transfer such securities.

(ss)    “Merger” shall have the meaning set forth in the recitals.

(tt)    “Non-Sponsor Director” shall have the meaning set forth in Section 1.02(a).

(uu)    “Organizational Documents” shall mean the certificate of incorporation and By-Laws.

(vv)    “Owns”, “Own” or “Owned” shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into common stock and the exercise of all outstanding options and warrants to acquire common stock.

(ww)    “Permitted Transferee” shall mean (a) any Affiliate of LGP or CVC, as the case may be or (b) any commercial bank, savings and loan institution or any other similar lending institution as security for any indebtedness owed to such lender by a Stockholder; provided that (i) any Permitted Transferee of LGP pursuant to clause (a) of this definition shall be treated as LGP for all purposes hereof, (ii) and any Permitted Transferee of CVC pursuant to clause (a) of this definition shall be treated as CVC for all purposes hereof and provided further that any Permitted Transferee pursuant to clause (b) of this definition (i) agrees, prior to such Transfer, not to limit by contract or otherwise CVC’s or LGP’s, as applicable, discretion to execute its rights under this Agreement; provided that in the event of a foreclosure in which such lender acquires beneficial ownership of Equity Securities, such lender shall further agree to grant an irrevocable proxy to the non-defaulting Stockholder with respect to any matter to be voted on by holders of Equity Securities pursuant to this Agreement or applicable law and (ii) as a condition precedent to being deemed a Permitted Transferee, agrees, prior to the event of a foreclosure, to (W) not have any rights as a Stockholder pursuant to this Agreement, (X) to be deemed to have assigned all of its rights to the other Stockholder, (Y) not Transfer any Shares and (Z) be entitled solely to the economic benefits of the Shares.

(xx)    “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

(yy)    “Quorum” shall have the meaning set forth in Section 1.04(a).

(zz)    “Register”, “Registered” and “Registration” shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement.

(aaa)     “Registrable Securities” shall mean all Shares and all Shares issued or issuable upon conversion of any warrants or options held by any holder of Shares, provided, that, a Registrable Security shall cease to be a Registrable Security as such time as the holder thereof is entitled to sell such Registrable Security within six (6) months under Rule 144(k) or Regulation S of the Securities Act or otherwise without restriction under the Securities Act; provided that in the case of Class B Stock such Shares shall be Registrable Securities only if there is no legal impediment to any Stockholder owning or selling such Shares and there is no Violation of Law therefrom.

(bbb)    “Registration Expenses” shall mean all expenses incurred by the Company in compliance with Section 3.01 and 3.02 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of counsel for the Stockholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(ccc)    “Representatives” shall have the meaning set forth in Section 1.05.

(ddd) “Required Period” shall mean one hundred and eighty (180) days following the first day of effectiveness of such Registration.

(eee)    “Security, Securities” shall have the meaning set forth in Section 2(1) of the Securities Act.

(fff)    “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(ggg)    “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(hhh)    “Selling Investor” shall the meaning set forth in Section 3.02(a).

(iii)    “Services Agreement” shall mean the Management Services Agreement of even date hereof among BJs and affiliates of the Stockholders, as the same may be amended, supplemented or otherwise modified.

(jjj)    “Shares” shall mean (i) initially, collectively the Class A Stock and the Class B Stock, (ii) following the effectiveness of the actions set forth in Section 9.01 below, the common stock of the Company, par value $.01 per share, (iii) any warrants or options to purchase shares set forth in clauses (i) and (ii), and (iv) any shares of capital stock that are issuable by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof. For the avoidance of doubt, the only shares of capital stock that shall be deemed to be outstanding for purposes of this Agreement are those shares of capital stock that have been issued.

(kkk)    “Stockholders” shall have the meaning set forth in the preamble.

(lll)    “Subject Investors” shall have the meaning set forth in Section 2.03(b).

(mmm) “Subscription Right” shall have the meaning set forth in Section 2.02.

(nnn)    “Subsidiaries” shall mean when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first Person’s Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of such first Person’s Subsidiaries, or such first Person and one or more of such first Person’s Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

(ooo)    “Transfer” shall mean any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition in one transaction or a series of related transactions (including by merger, consolidation, operation of law or otherwise); and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of a controlling interest in any Stockholder, in each case directly or through the sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of a controlling interest, whether through a stock sale or otherwise, in any ultimate or intermediate parent entity of such Stockholder, shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company; provided, however that with respect to any Stockholder organized for the business purpose of, or whose sole business purpose is, the holding of Equity Securities (a “Holding Company”), any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of any interest in any such Stockholder or any ultimate or intermediate parent entity of such Stockholder (solely to the extent that such entity is a is also a Holding Company), shall in each case constitute a “Transfer” for purposes of this Agreement.

(ppp)    “Transaction” shall have the meaning set forth in the recitals.

(qqq)    “Transitory Sub” shall have the meaning set forth in the recitals.

(rrr)    “Violation” shall have the meaning set forth in Section 3.06(a).

(sss)    “Violation of Law” shall have the meaning set forth in Section 8.01.

Section 7.02    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 7.03    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

Section 7.04    Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

ARTICLE VIII.

COMPLIANCE EFFORTS

Section 8.01    Violation of Law. If at any time the Company is found by any governmental entity to be in violation of law because of its equity capitalization structure (a “Violation of Law”), the Company shall determine how to bring the Company into compliance with such law without violating any law applicable to the Company or any Stockholder or its Affiliates; provided that (a) except as provided in clause (b)(ii) of this Section 8.01, (i) the Company shall not offer to any governmental entity, in order to comply with such law, to take any action that would disproportionately adversely affect any Stockholder or its Affiliates, without the prior written consent of such Stockholder and (ii) in the event that a governmental entity proposes that the Company take any action to comply with such law that would disproportionately adversely affect any Stockholder or its Affiliates, the Company shall not agree to take any such action without the prior written consent of such Stockholder and (b) if a governmental entity in a final non-appealable decision has determined that the Company is in Violation of Law to the extent that the Company (i) has alternatives to comply with such determination, the Company shall select an alternative that does not disproportionately adversely affect any Stockholder or its Affiliates without the prior written consent of such Stockholder and (ii) does not have any other alternative to comply with such determination other than an alternative which disproportionately adversely affects any Stockholder or its Affiliates, such Stockholder shall permit the Company to take such action.

ARTICLE IX.

MISCELLANEOUS

Section 9.01    Actions Following a Buyback Event or CVC Exit. If a Buyback Event occurs:

(a)    the Company shall, promptly following such Buyback Event, use its best efforts to cause the Board to approve and the Stockholders to adopt the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A and file such certificate with the Secretary of State of the State of Delaware, and reclassify all issued and outstanding shares of common stock as follows: each Unit shall be converted into one share of common stock, par value $.01 per share, of the Company, where a “Unit” is one share of Class A Stock and one share of Class B Stock,

(b)    each Stockholder hereby agrees to vote all of his, her or its Equity Securities, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote, in whatever manner the Board shall deem reasonably necessary to approve the foregoing, and

(c)    the parties hereto shall amend this Agreement as is necessary to effect the actions contemplated by this Section 9.01

Section 9.02    Limitations on Dividends and Issuances. Until the actions specified in Section 9.01 have occurred, no shares of Class A Stock may be issued by the Company to any Person, including in accordance with Section 2.02, unless the issuance includes the same number of shares of Class B Stock, and vice versa.

Section 9.03    Notices.

(a)    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

To the Company:	Beacon Holding Inc. c/o Leonard Green & Partners, L.P. 11111 Santa Monica Blvd., #2000 Los Angeles, CA 90025 Attn: Jonathan A. Seiffer J. Kristofer Galashan

Facsimile: (310) 954-0404

and

c/o CVC Capital Partners Advisory (US), Inc. 712 Fifth Avenue, 43rd Floor New York, NY 10019 Attn: Cameron Breitner Kenneth Hammond

Facsimile: (212) 265-6375

To CVC:	CVC Beacon LLC c/o CVC Capital Partners Advisory (US), Inc. 712 Fifth Avenue, 43rd Floor New York, NY 10019 Attn: Cameron Breitner Kenneth Hammond

Facsimile: (212) 265-6375

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attn: Gary I. Horowitz

Facsimile: (212) 455-2502

To LGP:	c/o Leonard Green & Partners, L.P. 11111 Santa Monica Blvd., #2000 Los Angeles, CA 90025 Attn: Jonathan A. Seiffer J. Kristofer Galashan

Facsimile: (310) 954-0404

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attn: Howard A. Sobel John Giouroukakis

Facsimile: (212) 751-4864

or at such other address and to the attention of such other person as the Stockholder may designate by written notice to the Company.

(b)    Any notice so addressed shall be deemed to be received: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

Section 9.04    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

Section 9.05    Entire Agreement. This Agreement and Section 2.1 of the Management Services Agreement of even date herewith (as the same may be amended, supplemented or modified from time to time) constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties.

Section 9.06    Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and each of the Stockholders, other than amendments to add or remove parties to this Agreement as a result of Transfers permitted herein. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 9.07    Business Opportunities; No Recourse.

(a)    None of the Stockholders nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company or any of its subsidiaries or any Stockholder for breach of any fiduciary or other duty, as a Stockholder, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries.

(b)    Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of their successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 9.08    Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 9.09    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10    Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company (subject to Board approval) from effecting any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all Shares, and all of the other shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

Section 9.11    Submission to Jurisdiction; Waiver of Jury Trial EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND OF ANY DELAWARE STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS STOCKHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12    Specific Performance. The Company and the Stockholders hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 9.13    Conflict with Organizational Documents. In the event of any conflict between the terms and conditions of this Agreement and the Organizational Documents, the terms and conditions of this Agreement shall control. The parties shall cooperate to take any actions necessary to ensure that the Organizational Documents conform to the terms and conditions of this Agreement.

Section 9.14    No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto.

Section 9.15    Stockholder Acting as Creditor. Nothing in this Agreement shall impair or otherwise affect any Stockholder’s rights as a creditor of the Company or any of its Subsidiaries or in any other relationship with the Company, any of its Subsidiaries or any other Stockholder.

Section 9.16    Costs Associated with Class B Stock. If Class B Costs (as defined below) exceed $400,000, CVC shall be responsible for reimbursing the Company for an amount equal to (a) one (1) minus the Applicable Ownership Percentage multiplied by (b) (i) the Company’s reasonable attorney fees and attorneys’ out of pocket costs associated with the actions set forth in Article 8 and any fines assessed against the Company, in each case, due to a Violation of Law (provided such Violation of Law results solely from the capitalization of the Company and the Company is contesting, or has contested, such Violation of Law) (the “Class B Costs”) less (ii) $400,000. The “Applicable Ownership Percentage” shall be a fraction the numerator of which is the number of shares of Class A Stock held by CVC and the denominator of which is the number of Class A Stock held by the Stockholders.

Section 9.17    Indemnification.

(a)    Any director, officer, employee or agent of the Company entitled to indemnification, advancement of expenses and/or insurance, pursuant to this Agreement or the Organizational Documents of the Company and that is an officer, employee, partner or advisor of LGP or any of their Affiliates (each such person, a “LGP Indemnitee”), may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of LGP and/or their Affiliates (collectively, the “LGP Fund Indemnitors”). Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each LGP Indemnitee are primary and any obligation of the LGP Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each LGP Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each LGP Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by this Agreement, without regard to any rights each LGP Indemnitee may have against the LGP Fund Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the LGP Fund Indemnitors from any and all claims against the LGP Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise, no advancement or payment by the LGP Fund Indemnitors on behalf of a LGP Indemnitee with respect to any claim for which such LGP Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and the LGP Fund Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such LGP Indemnitee against the Company. The LGP Fund Indemnitors are express third-party beneficiaries of the terms of this Section 9.17(a).

(b)    Any director, officer, employee or agent of the Company entitled to indemnification, advancement of expenses and/or insurance, pursuant to this Agreement or the Organizational Documents of the Company and that is an officer, employee, partner or advisor of CVC or any of their Affiliates (each such person, a “CVC Indemnitee”), may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of CVC and/or their Affiliates (collectively, the “CVC Fund Indemnitors”). Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each CVC Indemnitee are primary and any obligation of the CVC Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each CVC Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each CVC Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by this Agreement, without regard to any rights each CVC Indemnitee may have against the CVC Fund Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the CVC Fund Indemnitors from any and all claims against the CVC Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise, no advancement or payment by the CVC Fund Indemnitors on behalf of a LGP Indemnitee with respect to any claim for which such CVC Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and the CVC Fund Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such CVC Indemnitee against the Company. The CVC Fund Indemnitors are express third-party beneficiaries of the terms of this Section 9.17(b).

Section 9.18    Tax Treatment. Each of the Company and the Stockholders agree to treat the Class A Stock and the Class B Stock as stock of the Company for tax purposes unless otherwise required pursuant to a determination as defined in Section 1313(a) of the Code.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

BEACON HOLDING INC.

By:	/s/ Jonathan A. Seiffer
	Name:	Jonathan A. Seiffer
	Title:	President

STOCKHOLDERS:

GREEN EQUITY INVESTORS V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title:

GREEN EQUITY INVESTORS SIDE V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title:

BEACON COINVEST LLC

By:	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title:

STOCKHOLDERS:

CVC BEACON LLC

By:	/s/ Cameron Breitner
	Name:	Cameron Breitner
	Title:	President and Assistant Secretary

SCHEDULE A

LGP Investors

Stockholder	Class A Stock Owned	Class B Stock Owned
Green Equity Investors V, L.P.	2,319,861	2,319,861
Green Equity Investors Side V, L.P.	695,902	695,902
Beacon Coinvest LLC	94,000	94,000
Total	3,109,763	3,109,763

SCHEDULE B

CVC Investors

Stockholder	Class A Stock Owned	Class B Stock Owned
CVC Beacon LLC	3,109,763	3,109,763
Total	3,109,763	3,109,763